Exhibit 4.2

AMENDING AGREEMENT

THIS AGREEMENT is made as of January 1, 2017

B  E  T  W  E  E  N:

CELESTICA INC.,
a corporation existing under the laws of the Province of Ontario
(hereinafter referred to as “Celestica”)

-and-

ONEX CORPORATION,
a corporation existing under the laws of the Province of Ontario
(hereinafter referred to as “Onex”)

This Agreement witnesses that in consideration of the respective covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree to amend the Services Agreement between the parties dated January 1, 2009 as follows:

1.                                      Scope of Services.  Onex hereby agrees that the services of Mr. Gerald Schwartz as a director of Celestica shall be replaced with the services of Mr. Tawfiq Popatia, effective January 1, 2017 and thereafter subject to his election as a director of Celestica at its annual general meeting.  Accordingly, all references in the Services Agreement to Mr. Schwartz will be replaced with references to Mr. Popatia.

2.                                      Fees.  The fee for the services to be rendered by Onex as described herein, Celestica is hereby increased to USD 235,000.00 per year (the “Fees”) in deferred share units (each, a “DSU”) payable in equal quarterly instalments of USD 58,750.00 in arrears, as calculated in accordance with paragraph 2(a) of the Services Agreement.

3.                                      Notice.  Any notice required or permitted to be given under this Agreement and shall be given by delivering the same or by sending it by email transmission, in the case of Onex, to 161 Bay Street, 49th Floor, Canada Trust Tower, Toronto, Ontario, M5J 2S1, Attention:  Corporate Secretary (email:  adaly@onex.com) and, in the case of Celestica, to 844 Don Mills Rd., Toronto, Ontario, M3C 1V7 Attention:  Corporate Secretary (email:  edelbian@celestica.com).

4.                                      Entire Agreement.  All other terms and conditions of the Services Agreement remain in full force and effect.  The Services Agreement, as hereby amended, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and may not be amended or modified in any way except by the written consent of the parties hereto.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

CELESTICA INC.

by	/s/ William Etherington
Name:	William Etherington
Title:	Chair of the Board of Directors

ONEX CORPORATION

by	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Managing Director — General Counsel